EXHIBIT 99.1

FOR IMMEDIATE RELEASE May 5, 2006	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS PRELIMINARY 2ND QTR FY 2006 TOTALS FOR HOME BUILDING

REVENUES, BACKLOG AND CONTRACTS

Horsham, PA, May 5, 2006 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported that for the period ended April 30, 2006, record second-quarter home building revenues rose 18% to approximately $1.44 billion, record second- quarter-end backlog rose 3% to approximately $6.07 billion and second-quarter signed contracts of approximately $1.56 billion declined 29%, compared to FY 2005’s record second quarter results.

For the six-month period ended April 30, 2006, home building revenues of approximately $2.78 billion increased 25% while signed contracts of approximately $2.70 billion declined 26% versus FY 2005’s record six-month results. Based on its six-month deliveries and current backlog, the Company believes it will deliver between 9,000 and 9,700 homes in FY 2006, a reduction of 200 homes from its previous guidance range. The Company’s results are preliminary and unaudited. The Company will announce final totals when it releases second-quarter and six-month earnings results on May 23, 2006, at which time it will update earnings guidance.

Robert I. Toll, chairman and chief executive officer, stated: “We are entering our ninth month of slower sales in most of our markets. Looking at the market in general, I offer the following comments: Speculative buyers are no longer fueling demand; instead they’re putting the homes they’ve recently acquired back on the market or are canceling contracts in mid-construction. Additional supply is also coming from speculative homes started by other builders, as well as from their “non-spec-buyer” cancellations. Much of the oversupply described above is now being aggressively discounted by others. Generally we do not sell to speculators nor build spec homes, but we have certainly been impacted by the overall increase in supply.

“Ordinary demand has also slackened as the typical buyer worries about the direction of home prices. Our cancellation rate was 8.5% in the second quarter, which, although higher than our historic average of approximately 7%, is still, we believe, the lowest among the major public home builders.

“We believe the excess supply on the market is a short-term phenomenon and that relatively soon the imbalance between tight supply and growing demand will return. The demographics of the luxury market remain strong with growing numbers of affluent households. Approval processes are getting tougher and more expensive; this is limiting new lot supply.

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“It is quite difficult and takes years to gain approvals for well-located communities. The ground that we have optioned is generally located in neighborhoods of influential and active people who do not want more development. We have created substantial value by securing approvals to build communities in these desirable locations. Our main priority is to prudently preserve and enhance the value of these communities rather than simply focus on revenues. We believe this best serves our homeowners’ and shareholders’ interests. We currently control approximately 89,000 sites either under development or in the approval pipeline, which we believe give us an increasingly valuable base for growth.

“We continue to opportunistically repurchase our stock. In the past nine months, we have bought back approximately 3.9 million shares, which represent approximately 2.5% of our outstanding shares, including approximately 1.3 million shares repurchased in our second quarter.

“We expect to partially offset softer demand with an increasing community count. Over the next six months, we expect to open approximately 80 new communities while closing approximately 60; we project to end FY 2006 with approximately 295 selling communities compared to 230 at FYE 2005. Newer communities generally offer greater choice, shorter delivery times and, historically, greater value appreciation for our customers, which we believe will help increase our sales. Based on our community count and strong land position, we continue to look to the future with cautious optimism.”

Toll Brothers’ preliminary financial highlights for the three-month and six-month periods ended April 30, 2006 (unaudited):

•

The Company’s FY 2006 second-quarter contracts of approximately $1.56 billion declined by 29% over FY 2005’s second-quarter contracts of $2.20 billion, the second-quarter record. In addition, in FY 2006’s second quarter, unconsolidated entities in which the Company had an interest signed contracts of approximately $15.9 million.

•

FY 2006’s six-month contracts of approximately $2.70 billion declined by 26% over FY 2005’s six-month total of $3.65 billion, the six-month record. In addition, in FY 2006’s six-month period, unconsolidated entities in which the Company had an interest signed contracts of approximately $32.7 million.

•

In FY 2006, second-quarter-end backlog of approximately $6.07 billion increased 3% over FY 2005’s second-quarter-end backlog of $5.87 billion, the previous second-quarter record. In addition, at April 30, 2006, unconsolidated entities in which the Company had an interest had a backlog of approximately $7.7 million.

•

FY 2006’s second-quarter home building revenues of approximately $1.44 billion increased 18% over FY 2005’s second-quarter home building revenues of $1.23 billion, the previous second-quarter record. Revenues from land sales totaled approximately $2.1 million for FY 2006’s second quarter, compared to $9.8 million in FY 2005’s second quarter.

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•

FY 2006’s six-month home building revenues of approximately $2.78 billion increased 25% over FY 2005’s six-month home building revenues of $2.22 billion, the previous six-month record. FY 2006 revenues from land sales for the six-month period totaled approximately $6.8 million, compared to $11.0 million in the same period in FY 2005.

•

In addition, in the Company’s fiscal 2006 second-quarter and six-month periods, unconsolidated entities in which the Company had an interest delivered approximately $29.0 million and $81.0 million, respectively, compared to $38.4 million and $64.9 million, respectively, in the same periods of FY 2005. The Company’s share of the profits from the delivery of these homes is included in ‘Equity Earnings in Unconsolidated Entities’ on the Company’s Income Statement.

•

During the second quarter of FY 2006, the Company bought back 1.3 million shares of its stock at an average price of $30.49. For the first six months of FY 2006, the Company bought back 1.94 million shares of its stock at an average price of $31.83.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EDT) today, May 5, 2006, to discuss these results and our outlook for the remainder of FY 2006. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through May 22, 2006.

Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Massachusetts, Maryland, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and West Virginia.

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

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Toll Brothers, a FORTUNE 500 Company and #102 on the Forbes Platinum 400 based on five-year annualized total return performance, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company now sponsors the Toll Brothers - Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.

Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income to be realized from our investments in unconsolidated entities, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.

	Three Months Ended April 30,
#’s are preliminary	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	351	254	225.2	140.3
Mid-Atlantic (DE, MD, PA, VA)	687	759	454.5	458.7
Midwest (IL, MI, MN, OH)	115	141	82.3	89.1
Southeast (FL, NC, SC)	392	197	208.9	105.4
Southwest (AZ, CO, NV, TX)	378	305	266.6	188.9
West (CA)	140	256	163.1	243.6

Total traditional	2,063	1,912	1,400.6	1,226.0
Percentage of completion*			40.0

Total consolidated	2,063	1,912	1,440.6	1,226.0
Unconsolidated entities	45	87	29.0	38.4

	2,108	1,999	1,469.6	1,264.4

CONTRACTS

Northeast (CT, MA, NJ, NY, RI)	311	435	211.7	289.3
Mid-Atlantic (DE, MD, PA, VA)	643	1,177	412.5	784.1
Midwest (IL, MI, MN, OH)	171	212	110.6	144.4
Southeast (FL, NC, SC)	307	462	193.0	260.8
Southwest (AZ, CO, NV, TX)	434	579	332.2	403.5
West (CA)	210	255	218.0	291.4

Total traditional	2,076	3,120	1,478.0	2,173.5
Percentage of completion*	91	61	86.3	31.0

Total consolidated	2,167	3,181	1,564.3	2,204.5
Unconsolidated entities	25	123	15.9	85.2

	2,192	3,304	1,580.2	2,289.7

	At April 30,
	UNITS		$ (MILL)

BACKLOG	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	1,202	1,299	827.6	825.9
Mid-Atlantic (DE, MD, PA, VA)	2,153	2,767	1,444.4	1,782.3
Midwest (IL, MI, MN, OH)	457	534	313.7	360.6
Southeast (FL, NC, SC)	1,792	1,159	1,012.5	672.5
Southwest (AZ, CO, NV, TX)	1,872	1,743	1,356.8	1,162.7
West (CA)	643	940	696.9	964.0

Total traditional	8,119	8,442	5,651.9	5,768.0

Percentage of completion*
Undelivered	620	119	516.0	98.4
Less, revenue recognized			(97.6)

Net percentage of completion	620	119	418.4	98.4

Total consolidated	8,739	8,561	6,070.3	5,866.4
Unconsolidated entities	12	183	7.7	111.7

	8,751	8,744	6,078.0	5,978.1

*more*

	Six Months Ended April 30,
#’s are preliminary	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	659	483	421.3	263.6
Mid-Atlantic (DE, MD, PA, VA)	1,276	1,422	848.1	845.6
Midwest (IL, MI, MN, OH)	224	236	157.9	146.1
Southeast (FL, NC, SC)	789	352	421.7	189.7
Southwest (AZ, CO, NV, TX)	718	553	513.9	344.8
West (CA)	276	456	316.4	425.3

Total traditional	3,942	3,502	2,679.3	2,215.1
Percentage of completion*			97.6

Total consolidated	3,942	3,502	2,776.9	2,215.1
Unconsolidated entities	144	150	81.0	64.9

	4,086	3,652	2,857.9	2,280.0

CONTRACTS

Northeast (CT, MA, NJ, NY, RI)	509	754	347.0	490.0
Mid-Atlantic (DE, MD, PA, VA)	1,099	1,944	726.0	1,255.5
Midwest (IL, MI, MN, OH)	238	324	152.7	222.4
Southeast (FL, NC, SC)	561	841	357.1	463.2
Southwest (AZ, CO, NV, TX)	741	945	561.6	657.8
West (CA)	323	483	343.2	524.7

Total traditional	3,471	5,291	2,487.6	3,613.6
Percentage of completion*	240	63	216.7	34.0

Total consolidated	3,711	5,354	2,704.3	3,647.6
Unconsolidated entities	53	159	32.7	100.7

	3,764	5,513	2,737.0	3,748.3

*Mid- and High-Rise projects that are accounted for under the percentage of completion accounting method. See details below.

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PERCENTAGE OF COMPLETION

	Three Months ended April 30,

#’s are preliminary	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast			22.5	N/A
Southeast			15.2
Southwest			2.3

Total			40.0	N/A

CONTRACTS

Northeast	71	60	64.9	29.5
Mid-Atlantic	5		1.7
Southeast	4	1	11.5	1.5
Southwest	11		8.2

Total	91	61	86.3	31.0

	At April 30,

	UNITS		$ (MILL)

BACKLOG	2006	2005	2006	2005

Northeast	473	60	364.0	29.5
Mid-Atlantic	48		20.0
Southeast	76	59	114.3	68.9
Southwest	23		17.7
Less, revenue recognized			(97.6)

Total-Net	620	119	418.4	98.4

	Six Months ended April 30,

	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast			62.2	N/A
Southeast			33.1
Southwest			2.3

Total			97.6	N/A

CONTRACTS

Northeast	202	60	181.2	29.5
Mid-Atlantic	18		7.0
Southeast	4	3	16.3	4.5
Southwest	16		12.2

Total	240	63	216.7	34.0

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